EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 5, 2003 (except for note 2, as to which the date is December 23, 2003) (our "Report"), accompanying the consolidated financial statements and schedule included in the Annual Report of International DisplayWorks, Inc. and Subsidiaries on Form 10-K/A for the year ended October 31, 2003. We hereby consent to the incorporation by reference of said Report in the Registration Statement of International DisplayWorks, Inc. and Subsidiaries on Form S-8 ("Stock Option Agreement 2004 Employment Agreement") to be filed with the Securities and Exchange Commission.




/s/ Grant Thornton

GRANT THORNTON
Hong Kong
November 10, 2004